Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Synopsys, Inc.
(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock (par value of $0.01 per share)	457(f)(1) and 457(f)(3)	30,508,586(2)	N/A	$12,466,421,496.21(3)	$147.60 per $1,000,000	$1,840,043.81
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts					$12,466,421,496.21		$1,840,043.81
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,840,043.81

(1)
This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.01 per share, of the registrant (“Synopsys common stock”) estimated to be issuable by the registrant pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated as of January 15, 2024 (the “merger agreement”), by and among the registrant, ANSYS, Inc. (“Ansys”) and ALTA Acquisition Corp.

(2)
Represents the maximum number of shares of Synopsys common stock estimated to be issuable at the effective time of the merger. The number of shares of Synopsys common stock, par value $0.01 per share, being registered is based on (a) (i) 87,296,052 shares of Ansys common stock, par value $0.01 per share, plus (ii) 1,405,406, the sum of shares of Ansys common stock issuable upon the exercise of Ansys options or settlement of Ansys restricted stock units that are or may become exercisable or issuable upon settlement (the sum of clauses (i) and (ii), the “maximum estimated Ansys shares”), multiplied by (b) the exchange ratio of 0.3450 of a share of Synopsys common stock for each share of Ansys common stock entitled to receive Synopsys common stock in the merger. Consideration in the merger is subject to a maximum share number, as described herein, such that if the aggregate number of shares of Synopsys common stock to be issued in connection with the merger (including all shares of Synopsys common stock which may be issued after the effective time pursuant to converted options, converted RSUs and assumed shares) would exceed 19.9999% of the issued and outstanding shares of Synopsys common stock immediately prior to the effective time (referred to as the “maximum share number”), (i) the exchange ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of Synopsys common stock to be issued in connection with the merger (including all shares of Synopsys common stock which may be issued after the effective time pursuant to converted options and converted RSUs and assumed shares) does not exceed the maximum share number (the amount of such reduction in the exchange ratio, referred to as the “exchange ratio reduction amount”) and (ii) the per share cash amount will be increased by an amount equal to (A) the closing trading price of Synopsys common stock on Nasdaq for the trading day immediately preceding the closing date, multiplied by (B) the exchange ratio reduction amount (rounded down to the nearest one-hundredth of a cent).

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of Ansys common stock that may be canceled and exchanged in the merger (as set forth in the preceding footnote), as established by the average of the high and low sales prices of Ansys common stock on the Nasdaq Global Select Market on March 7, 2024 of $338.15, minus (ii) $17,527,551,279.03 which is the aggregate amount of cash estimated to be paid by Synopsys to Ansys stockholders in the merger. The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the product obtained by multiplying (A) $197.00 by (B) the estimated maximum Ansys shares.